Name of Registrant:
Franklin Strategic Mortgage Portfolio

File No. 811-07288

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of Franklin Strategic Mortgage Portfolio (the "Trust"), on behalf of Franklin Strategic Mortgage Portfolio (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo, California 94403-1906 on October 30, 2017, adjourned on December 15, 2017 and reconvened on December 29, 2017 at
10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following
Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers" structure whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.
3.	To approve an amended fundamental investment restriction
regarding investments in commodities.

The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	5,923,906	97.03%	71.31%	181,556	2.97%	2.19%
Terrence J. Checki	5,927,482	97.08%	71.36%	177,980	2.92%	2.14%
Mary C. Choksi		5,929,504	97.12%	71.38%	175,958	2.88%	2.12%
Edith E. Holiday	5,924,582	97.04%	71.32%	180,880	2.96%	2.18%
Gregory E. Johnson	5,933,017	97.18%	71.42%	172,445	2.82%	2.08%
Rupert H. Johnson, Jr.	5,918,546	96.94%	71.25%	186,916	3.06%	2.25%
J. Michael Luttig	5,932,994	97.18%	71.42%	172,468	2.82%	2.08%
Larry D. Thompson	5,931,695	97.15%	71.41%	173,767	2.85%	2.09%
John B. Wilson		5,933,435	97.18%	71.43%	172,027	2.82%	2.07%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote
% Broker Non-Vote	Passed (Y or N)
4,128,396	67.62%	49.70%	430,717	7.05%	184,736	3.03%	1,361,614
22.30%	Y

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote
% Broker Non-Vote	Passed (Y or N)
4,299,014	70.41%	51.75%	195,487	3.20%	249,347	4.08%	1,361,614
22.30%	Y